Exhibit (e)(15)

NOTICE

April 4, 2011

To:	Holders of and Stock Options and Restricted Stock Units
of Inspire Pharmaceuticals, Inc. (the “Company”)

The Company may enter into an agreement with Merck & Co. Inc. (“Merck”), whereby Merck would acquire the Company by means of a tender offer for Company common stock, followed by a merger of the Company into a subsidiary of Merck.

There is no assurance that the Company will enter into this agreement or that the transactions contemplated thereby will be consummated. The fact that the Company is involved in discussions about these transactions is highly confidential and constitutes material, non-public information about the Company, and you are prohibited from trading in the securities of the Company until further notice.

You currently hold stock options and/or restricted stock units granted under one or more of the Company Amended and Restated 2010 Equity Compensation Plan, the Company Amended and Restated 2005 Equity Compensation Plan, the Company Amended and Restated 1995 Stock Plan, and/or through an individual stock option or restricted stock unit agreement by and between the Company and you (collectively, the “Company Equity Arrangements”). The purpose of this Notice is to advise you as to how the transactions, should they be consummated, would affect the stock options and/or restricted stock units you hold and to obtain your consent to the treatment of your stock options and/or restricted stock units in connection with the transactions.

1.	At the acceptance time of the tender offer, each outstanding Company stock option, whether vested or unvested, that is outstanding immediately prior to the acceptance time of the tender offer, will become fully vested immediately prior to the acceptance time of the tender offer, and will be cancelled as of the acceptance time of the tender offer (without regard to the exercise price of such Company stock option) in exchange for the right to receive, without interest, a lump sum cash payment in the amount equal to the excess, if any, of (a) the offer price for a share of Company common stock in the tender offer, less (b) the exercise price payable in respect of each share of Company common stock issuable under such stock option (net of applicable taxes). If you hold stock options as of immediately prior to the acceptance time of the tender offer, the Company will pay, any amounts that become payable to you as soon as practicable after the acceptance time of the tender offer, through the Company’s regular payroll procedures.

2.	In the event that the exercise price in respect of each share of Company common stock issuable under any stock option is equal to or greater than the offer price for a share of Company common stock in the tender offer, such stock option will be cancelled, without any consideration being payable in respect of such stock option, and have no further force or effect.

3.	At the acceptance time of the tender offer, each outstanding Company restricted stock unit, whether vested or unvested, that is outstanding immediately prior to the acceptance time of the tender offer, will become fully vested and all restrictions and conditions applicable thereto will lapse immediately prior to the acceptance time of the tender offer, and will be cancelled as of the acceptance time of the merger and will be converted into the right to receive, without interest, a cash payment equal to the amount of the offer price for a share of Company common stock in the tender offer. If you hold restricted stock units as of immediately prior to the acceptance time of the merger, you will receive from the Company, your cash payment with respect to the cancelled restricted stock units (net of any applicable taxes) as soon as practicable after the acceptance time of the merger, through the Company’s regular payroll procedures.

4.	Following the acceptance time of the tender offer, no stock option or restricted stock unit will remain outstanding and, with respect to any stock option and/or restricted stock unit that was held by you immediately prior to the acceptance time of the tender offer, you will only be entitled to receive the consideration (if any) set forth in the definitive merger agreement that is entered into by the Company and Merck, as described for your convenience in this Notice.

By signing this Notice below, you acknowledge that (1) you have received this Notice, (2) you understand the content of this Notice, (3) you consent to, approve and authorize the treatment of your stock options and restricted stock units as set forth in this Notice, should the transactions contemplated by the Company and Merck be consummated; and (4) no action with respect to your stock options and restricted stock units will be taken if the Company and Merck do not enter into a definitive merger agreement or if the transactions contemplated by such definitive merger agreement are not consummated. Please return the signed Notice to the Company at your earliest convenience, but in any event not later than April 4, 2011. You should retain a copy of this Notice for your records.

Please return the signed Notice to Joe Spagnardi at Inspire Pharmaceuticals, Inc.

[Signature page follows]

ACKNOWLEDGED AND AGREED:

(Signature of Stock Option and/or Restricted Stock Unit Holder)

(Please Print Name of Stock Option and/or Restricted Stock Unit Holder)

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